Exhibit 4.1
                      ---------------------------


                  Louisiana Casino Cruises, Inc., as Issuer,

                                 and

                U.S. Bank Trust National Association,

                               Trustee

                     ---------------------------


                       SUPPLEMENTAL INDENTURE


                      Dated as of March 5, 2001



           Supplementing the Indenture Dated as of January 27, 1999



                     ---------------------------



                  11% Senior Secured Notes due 2005

      SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 5, 2001, between Louisiana Casino Cruises, Inc. (the "Company"), a Louisiana corporation, and U.S. Bank Trust National Association, as trustee (the "Trustee").

      WHEREAS, there has heretofore been executed and delivered by the Company and the Trustee an Indenture dated as of January 27, 1999 (the "Indenture") regarding the Company's 11% Senior Secured Notes due 2005 (the "Notes");

      WHEREAS, in connection with the proposed acquisition (the "Acquisition") of CRC Holdings, Inc. ("CRC") and the outstanding capital stock of the Company not owned by CRC, Penn National Gaming, Inc., a Pennsylvania corporation ("Penn National") has commenced a tender offer (the "Tender Offer") for the Notes and, in connection therewith, a solicitation of consents (the "Solicitation") from the holders of the Notes (the "Holders") to certain amendments to the Indenture as set forth in the Offer to Purchase and Consent Solicitation Statement of Penn National dated February 20, 2001;

      WHEREAS, consummation of the Tender Offer is conditioned upon the completion of the Acquisition by Penn National; and

      WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in aggregate principal amount of the Notes outstanding (excluding for this purpose any Notes held by the Company or any Affiliate of the Company) have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture.

      NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:


Article 1

DEFINITIONS; AMENDMENTS TO INDENTURE; WAIVER

          SECTION 1.01    DEFINITIONS.

      Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings therefor set forth in the Indenture.

          SECTION 1.02    AMENDMENTS TO INDENTURE.

               (a) The amendments set forth in this Supplemental Indenture shall become operative on the date that Penn National notifies U.S. Bank Trust National Association, in its capacity as Depositary in connection with the Tender Offer, that the Notes tendered are accepted for purchase and payment pursuant to the Tender Offer. If the Notes are not accepted for payment by Penn National for any reason, the amendments set forth herein will not become operative.

               (b)   Sections 4.3, 4.4, 4.5, 4.7, 4.8, 4.9,  4.10,  4.11,  4.12,
                     4.13,  4.14, 4.15, 4.16, 4.17, 4.18, 5.1, 5.2 and 8.4(b) of
                     the Indenture shall be deleted.

               (c) Section 6.1 of the Indenture shall be amended by deleting clauses (c), (d), (e), (f), (g),(h) and (i) thereof.
Article 2

MISCELLANEOUS

          SECTION 2.01    INSTRUMENTS TO BE READ TOGETHER.

      This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.

          SECTION 2.02    CONFIRMATION.

      The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

          SECTION 2.03    HEADINGS.

      The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

          SECTION 2.04    GOVERNING LAW.

      This Supplemental Indenture shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of the State of New York.

          SECTION 2.05    COUNTERPARTS.

      This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.06    EFFECTIVENESS.

      The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

          SECTION 2.07    ACCEPTANCE BY TRUSTEE; TRUSTEE DISCLAIMER.

      The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters and (e) the validity or sufficiency of the Solicitation or the consent solicitation materials or procedure in connection therewith.

          SECTION 2.08    TIA CONTROLS.

      If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture by the TIA, the required provision of the TIA shall control.



[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

                          COMPANY:

                         LOUISIANA CASINO CRUISES, INC.

                          By: \S\ Dan S. Meadows
                             ----------------------------
                              Dan S. Meadows President and
                              Vice Chairman of the Board of Directors


                          TRUSTEE:

                          U.S. BANK TRUST NATIONAL ASSOCIATION
                          as Trustee


                           By: \S\ Richard H. Prokosch
                             ---------------------------
                               Richard H. Prokosch
                               Relationship Specialist